Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces CFO Transition

Tinton Falls, N.J. – May 3, 2022– Commvault (NASDAQ: CVLT), a leader in enterprise data management, today announced that Brian Carolan has decided to resign from his position as Chief Financial Officer, effective July 1, 2022. He will be succeeded by Gary Merrill, current Chief of Business Operations. Carolan and Merrill, who are longtime colleagues, will work closely together to ensure a seamless transition.

“Gary’s appointment as our new CFO reflects the deep bench of talent at Commvault,” said Sanjay Mirchandani, Commvault’s President and CEO. “He has held several senior roles at Commvault including Chief Accounting Officer and most recently, as Chief of Business Operations, Gary has been leading our transformation initiatives to build a modernized business platform.”

“The innovations and improvements we made over the past few years have paved the way for future subscription and SaaS growth,” Merrill said. “I am excited to leverage my experience in this new role.”

Carolan joined the company in 2001 and throughout his successful tenure he has helped Commvault navigate its public offering and expand its global presence and growth strategies.

“I am so proud of what we have accomplished together throughout my 21 years at Commvault,” said Carolan. “It gives me great pleasure to hand the CFO reins to Gary and I have great confidence in his ability to lead the team.”

“Brian’s counsel to me, the leadership team, and the Board has been invaluable. We all wish him well in his future endeavors,” said Mirchandani.

About Commvault
Commvault (NASDAQ: CVLT) liberates business and IT professionals to do amazing things with their data by ensuring the fundamental integrity of their business. Its industry-leading Intelligent Data Services Platform empowers these professionals to store, protect, optimize, and use their data, wherever it lives. Delivering the ultimate in simplicity and flexibility to customers, its Intelligent Data Services Platform is available as software subscription, an integrated appliance, partner-managed, and software as a service—a critical differentiator in the market. For 25 years, more than 100,000 organizations have relied on Commvault, and today, Metallic is accelerating customer adoption to modernize their environments as they look to SaaS for the future. Driven by its values—Connect, Inspire, Care, and Deliver—Commvault employs more than 2,800 highly-skilled individuals around the world. Visit Commvault.com or follow us at @Commvault.